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                                                                     EXHIBIT 5.1

January 9, 1998


SunGard Data Systems Inc.
1285 Drummers Lane
Wayne, PA 19087

Ladies and Gentlemen:

     I am Vice President and General Counsel of SunGard Data Systems Inc. ("Company"). This opinion is being furnished in connection with a Registration Statement on Form S-8 ("Registration Statement") to be filed by the Company pursuant to the Securities Act of 1933, as amended, in connection with the offer and sale by the Company of up to 1,684,658 shares of common stock, par value $.01 per share ("Common Stock"), relating to certain options outstanding under the Infinity International Financial Technology Inc. 1989 Stock Option Plan, the Infinity Financial Technology, Inc. 1993 Stock Incentive Plan and the Infinity Financial Technology, Inc. 1996 Stock Incentive Plan (the "Plans"). This opinion is furnished pursuant to the requirement of item 601(b)(5) of Regulation S-K.

     In rendering this opinion, I have examined the following documents: (i) the Company's Certificate of Incorporation and By-laws, as amended and restated since the inception of the Company, (ii) resolutions adopted by the Board of Directors on October 14, 1997 and the minutes of the Board of Directors' meeting on October 16, 1997, (iii) the Registration Statement, and (iv) such other instruments and documents as I have deemed relevant. I have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all documents and records examined and the genuineness of all signatures. This opinion is limited to the laws of the State of Delaware.

     Based upon and subject to the foregoing, I am of the opinion that the shares of Common Stock of the Company which are being offered and sold by the Company pursuant to the Registration Statement, when sold in the manner and for the consideration contemplated by the Registration Statement and the Plans, will be legally issued, fully paid and non-assessable.

     I consent to the filing of this opinion as an Exhibit to the Registration Statement.

Sincerely,

/s/ Lawrence A. Gross
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Lawrence A. Gross